December 2007 Filed pursuant to Rule 433 dated November 26, 2007 Relating to Preliminary Pricing Supplement No. 444 dated November 26, 2007 To Registration Statement No. 333-131266

STRUCTURED INVESTMENTS
Opportunities in Equities

S&P 500® Index - Protected Buy-Write Securities due December 31, 2012
Based on the Performance of the 2007-5 Dynamic Reference Index

Protected Buy-Write Securities offer capital protection, variable monthly income and limited appreciation potential at maturity.  The monthly coupon payment is generated by the performance of an investment in a buy-write strategy on the S&P 500® Index.

SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	December 31, 2012
Original issue price:	$10 (see “Commissions and Issue Price” below)
Stated principal amount:	$10
Pricing date:	December , 2007
Original issue date:	December , 2007 (5 business days after the pricing date)
Aggregate principal amount:	$
Reference Index
The Reference Index will be the 2007-5 Dynamic Reference Index which tracks the performance of hypothetical investments in two assets and a liability (each, an “Index Component”).  The two assets are (i) the Equity Component, which represents a hypothetical investment in a “buy-write” strategy related to the S&P 500 Index, and (ii) the Zero-Coupon Bond Component.  The liability is the Leverage Component.
The Reference Index will have an initial value of 97.
Please read “Investment Overview” on pages 2-6 for more information on the Reference Index.

Payment at maturity	$10 plus a Supplemental Redemption Amount, if any.
Supplemental redemption amount:	The greater of (i) zero and (ii) $10 times the percentage change in the Reference Index as of the Determination Date from the threshold value of 100.
Variable monthly coupon:
The variable monthly coupon payment on the securities will be based upon the allocation, if any, to the Equity Component within the Reference Index and calculated by reference to the dividends of the component stocks of the S&P 500 Index and the monthly call option premium generated by the “buy-write” strategy.  The variable coupon payment is expected to change over time, depending on (i) the Hypothetical Monthly Income related to the performance of the Equity Component in any month, (ii) the allocation to the Equity Component, if any, and (iii) the Reference Index Closing Value.
Coupon payments will not be paid if the allocation to the Equity Component within the Reference Index has been reduced to zero or, in certain circumstances, if making a coupon payment would reduce the allocation to the Equity Component below a threshold value.
Please read “Investment Overview—Variable Monthly Coupon Payments” on pages 5-6 for more information on the variable monthly coupon payments.

Determination date:	December 21, 2012
CUSIP:	61747W752
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Security:	$10.00	$0.30	$9.70
Total:	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.90 per PLUS.  Please see “Syndicate Information” on page 10 for further details.

(2)
If you continue to hold your securities, we will pay the brokerage firm through which you hold your securities 0.50% additional commissions on an annual basis.  For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 444 dated November 26, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

S&P 500® Index - Protected Buy-Write Securities due December 31, 2012 Based on the
Performance of the 2007-5 Dynamic Reference Index

Investment Overview

Protected Buy-Write Securities

Protected Buy-Write Securities, which we refer to as the securities, are Morgan Stanley-issued securities that offer capital protection, variable monthly income and limited appreciation potential at maturity.  In order to deliver monthly coupon and principal protection, the securities use dynamic allocation, a systematic and rule driven process, to allocate the Reference Index among the Index Components.  Dynamic allocation provides flexibility to maximize the allocation of the Reference Index to the Equity Component, the portion of the investment that drives return or yield on the securities, while providing for the return of principal at maturity via the Zero-Coupon Bond Component.

The securities are linked to the Reference Index which tracks the performance of hypothetical investments in the following three Index Components.

Equity Component

Each unit of Equity Component represents the value of an initial $100 hypothetical investment made on June 23, 2006 in a “buy-write” strategy on the S&P 500 Index pursuant to which (i) an investment in the S&P 500 Index is purchased and (ii) call options on the S&P 500 Index are sold on a monthly basis for a one-month term.  The value of one unit of the Equity Component as of the close of business on November 19, 2007 was 99.4299.  The allocation to the Equity Component will vary over the term of the securities and will be capped at 150% of the Reference Index.  However, the allocation may be as low as zero, in which case, coupon payments on the securities will cease.  The variable coupon payments are based on the dividend yield and option premium (i.e., the amount received upon the sale of an option) generated by any allocation to the Equity Component.

Zero-Coupon Bond Component

Each unit of Zero-Coupon Bond Component represents the value at any time of a hypothetical $100 face value zero-coupon bond investment maturing on the scheduled Determination Date with a yield to maturity equal to the applicable zero-coupon yield based on prevailing USD swap rates.  The Zero-Coupon Bond Component serves to assure that the value of the Reference Index will be at or above 100 at maturity.

Leverage Component

The Leverage Component represents the cost of hypothetical borrowed funds which are used to leverage the allocation to the Equity Component above 100% (up to a maximum allocation of 150% of the Reference Index).

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S&P 500® Index - Protected Buy-Write Securities due December 31, 2012 Based on the
Performance of the 2007-5 Dynamic Reference Index

Initially, the Reference Index allocation for each Index Component is expected to be:

Index Component	Allocation
Equity Component	80% to 100%
Zero-Coupon Bond Component	0% to 20%
Leverage Component	0%

The actual initial allocations will be set on the Pricing Date, based on the Targeted Equity Exposure (as defined below) on the Pricing Date.  These allocations will be adjusted over the term of the securities depending on the performance of the Equity Component and the Zero-Coupon Bond Component.

On any index business day, the value of the Reference Index will equal the sum of (i) the value of the allocation to the Equity Component, plus (ii) the value of the allocation to the Zero-Coupon Bond Component, minus (iii) the value of the Leverage Component, minus (iv) one day’s pro rata portion of the Reference Index Adjustment Factor of 1.25% per annum, if the Reference Index then includes any allocation to the Equity Component.  The initial value of the Reference Index will be 97.

The “Reference Index Closing Value” on any index business day will be calculated by Morgan Stanley & Co. Incorporated, as the “Calculation Agent,” based on the values of the Index Components at the regular weekday close of trading on that index business day as described in the paragraph above.  The Reference Index Closing Value on any day that is not an index business day will equal the Reference Index Closing Value on the previous day minus the Reference Index Adjustment Factor and the Daily Leverage Charge of federal funds rate plus 0.75% per annum on the Leverage Component, if any, for that day.

Allocation of hypothetical investments between the Equity Component and the Zero-Coupon Bond Component will be determined through a dynamic allocation strategy based upon the performance of the Equity Component and changes in interest rates.  The strategy is designed to maximize the Reference Index’s exposure to the Equity Component without jeopardizing the ability of the Reference Index to be at or above 100 at maturity by adjusting the hypothetical investments as described below.

As the value of the Equity Component or interest rates change, the allocation of the Index Components within the Reference Index is expected to change as follows:

▪
If the value of the Equity Component increases (assuming no change in other factors), the allocation to the Equity Component within the Reference Index may increase and the allocation to the Zero-Coupon Bond Component may decrease.  The allocation to the Equity Component may be increased up to 150% of the Reference Index through the use of borrowed funds from the Leverage Component.

▪
If the value of the Equity Component decreases (assuming no change in other factors), the allocation of the Equity Component within the Reference Index may decrease and the allocation to the Zero-Coupon Bond Component may increase.

The reallocation process is designed to maximize the Reference Index’s exposure to the Equity Component to the extent that such Equity Component exposure is consistent with the objective of achieving a value of the Reference Index of at least 100 at the maturity of the securities.  However, if the allocation to the Equity Component falls to zero, it will remain at zero for the remaining term of the securities and, because the Equity Component generates the variable coupon payments, your opportunity to receive the variable monthly coupon payments will end.

The dynamic allocation process is systematic and rule-driven.  The process involves comparing the value of the Reference Index to the “Bond Floor” (which is the value of a hypothetical zero-coupon bond with a face value of $100 maturing on the scheduled Determination Date with a yield to maturity equal to the applicable zero-coupon yield based on prevailing USD swap rates) in order to determine whether more or less hypothetical funds may be invested in the Equity Component in a manner that is consistent with the goal of assuring that the value of the Reference Index will be at or above 100 at maturity:

▪	When the Reference Index is sufficiently greater than the Bond Floor, the allocation to the Equity Component will be increased.

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S&P 500® Index - Protected Buy-Write Securities due December 31, 2012 Based on the
Performance of the 2007-5 Dynamic Reference Index

▪	Conversely, if the Reference Index is too close to the Bond Floor, the allocation to the Equity Component will be decreased.
▪
The Bond Floor will rise when interest rates fall, which may lead to a decrease in the allocation to the Equity Component within the Reference Index and an increase in the allocation to the Zero-Coupon Bond Component.

The above is an overview of the securities and the Reference Index.  For a more detailed description, please read the section in the accompanying preliminary pricing supplement called “Description of Securities.”  You may access the preliminary pricing supplement via the following hyperlink:

Preliminary Pricing Supplement No. 444 dated November 26, 2007

Please also read all of the examples under “Information about the Reference Index—Hypothetical Historical Data on the Reference Index” on pages 20-25.

Dynamic Allocation

The allocation between the Equity Component and the Zero-Coupon Bond Component will change during the term of the securities pursuant to a pre-determined dynamic allocation process.  The dynamic allocation process is designed to allow varying exposure to the Equity Component, with the objective of maximizing return potential while assuring that the value of the Reference Index will be at or above 100 at maturity.  Using borrowed funds available through the Leverage Component, the allocation to the Equity Component within the Reference Index could be increased up to 150% of the value of the Reference Index if the value of the Equity Component increases sufficiently, but the allocation to the Equity Component could be as low as zero if the value of the Equity Component or interest rates decrease sufficiently.  If the amount allocated to the Equity Component falls to zero at any time during the term of the securities, it will remain at zero and no coupon will be paid for the remaining term of the securities.

A reallocation of the hypothetical funds invested in the Index Components that constitute the Reference Index at any time will occur upon a Reallocation Determination Event, an Underlying Index Reallocation Event or a Defeasance Event, as described below.

Reallocation Determination Event

The Calculation Agent will determine that a Reallocation Determination Event has occurred when the difference between the Reference Index Closing Value and the Bond Floor divided by the value of the allocation to the Equity Component (the “Gap Ratio”) is outside the acceptable range of 15% to 25% (the “Target Gap Risk Range”).

▪
If the Gap Ratio is below the Target Gap Risk Range, indicating that the exposure to the Equity Component is outside the preferred risk tolerance of the Reference Index, the allocation process requires a reduction of the allocation to the Equity Component down to the Targeted Equity Exposure.

▪
If the Gap Ratio is above the Target Gap Risk Range, indicating a suboptimal exposure to the Equity Component, the allocation process requires an increase of the allocation to the Equity Component up to the Targeted Equity Exposure.

The “Targeted Equity Exposure” at any time is the product of (i) 5 times (ii) the Buffer, up to the maximum of 150% of the Reference Index.  The “Buffer” represents the percentage by which the Reference Index Closing Value exceeds the Bond Floor on any day.

On each index business day, the Calculation Agent will test whether a Reallocation Determination Event has occurred as of the end of the previous index business day and generally, any required hypothetical reallocation of funds will be effected on the index business day of such determination.

Assuming the Calculation Agent determines that a Reallocation Determination Event has occurred, the following table illustrates the effect on the allocation to the Equity Component based on changes in various factors (assuming no change in other factors):

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S&P 500® Index - Protected Buy-Write Securities due December 31, 2012 Based on the
Performance of the 2007-5 Dynamic Reference Index

Change in factor	Effect on allocation to the Equity Component within the Reference Index
Value of Equity Component rises	Allocation to the Equity Component tends to increase as the difference between the Reference Index Closing Value and the Bond Floor increases
Value of Equity Component falls	Allocation to the Equity Component tends to decrease as the difference between the Reference Index Closing Value and the Bond Floor decreases
Interest rates increase	Allocation to the Equity Component tends to increase as Bond Floor decreases
Interest rates decrease	Allocation to the Equity Component tends to decrease as Bond Floor increases

Underlying Index Reallocation Event

If, at any time during an index business day, the S&P 500 Index drops by 10% or more from the previous closing value, a reallocation will be effected by the Calculation Agent as soon as reasonably practicable.

Defeasance Event

If, in testing whether a Reallocation Determination Event has occurred or following an Underlying Index Reallocation Event, the Calculation Agent determines that the Buffer has fallen to below 1%, all of the hypothetical funds will be allocated to the Zero-Coupon Bond Component for the remaining term of the securities.  If hypothetical funds are completely allocated out of the Equity Component, your opportunity to receive the variable monthly coupon payments on the securities will end and the Payment at Maturity per Security will be limited to the $10 principal amount and no more than a small Supplemental Redemption Amount, if any.

The above is an overview of the dynamic allocation process.  Please read the section in the accompanying preliminary pricing supplement called “Description of Securities—Reference Index—Reallocations of the Index Components” for a more detailed explanation of the allocation process.  You may access the preliminary pricing supplement via the following hyperlink:

Preliminary Pricing Supplement 444 dated November 26, 2007

Please also read the examples under “How the Protected Buy-Write Securities Work—Hypothetical Allocations” on pages 12-15.

Variable Monthly Coupon Payments

The variable monthly coupon payments on the securities will be based upon the allocation to the Equity Component within the Reference Index and calculated by reference to the dividends of the component stocks of the S&P 500 Index and the hypothetical monthly call option premium generated by the sale of options on the S&P 500 Index under the “buy-write” strategy.  The variable coupon payment, payable monthly on the related Coupon Payment Date, will change over time, depending on (i) the Hypothetical Monthly Income related to the performance of the Equity Component in any month, (ii) the allocation to the Equity Component in the Reference Index, if any, and (iii) the Reference Index Closing Value.  The determination of the monthly coupon payment may be represented by the following formula:

Coupon Payment	=	Hypothetical Monthly Income	*	allocation to Equity Component	*	Reference Index Closing Value
Equity Component Closing Value
10

For each “Monthly Coupon Payment Period,” which is each monthly period from, and including, the third Friday of each month to, but excluding, the third Friday of the next succeeding month, the “Coupon Payment Date” is the third business day following such third Friday.  The first Coupon Payment Date will be January 24, 2008 and the Coupon Payment Date for the Monthly Coupon Payment Period occurring in December 2012 will be the Maturity Date.

To determine the Hypothetical Monthly Income, the Calculation Agent will, each month, price hypothetical cash-settled call options relating to the S&P 500 Index for a one-month term (each a “Hypothetical Call Option”).  Each Hypothetical Call Option will have an exercise price greater than or equal to 101% of the closing level of the S&P 500 Index on the day the Hypothetical Call Option is priced.  The Calculation Agent will determine the exercise price of each Hypothetical Call Option after determining the option’s Targeted Monthly Premium and then obtaining bids for the highest exercise price consistent with the required premium amount from up to five dealers in options (which may include Morgan Stanley & Co. Incorporated).

▪
If the highest exercise price quoted by the dealers for any Hypothetical Call Option is less than 101% of the closing level of the S&P 500 Index on the day the Hypothetical Call Option is priced, an alternate bidding process will be

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S&P 500® Index - Protected Buy-Write Securities due December 31, 2012 Based on the
Performance of the 2007-5 Dynamic Reference Index

used and a Premium Adjustment will be subtracted from the Targeted Monthly Premium, which will lower the Hypothetical Monthly Income for that month.

The “Hypothetical Monthly Income” on any index business day will equal the sum of (i) the value of any cash dividends or distributions with respect to the stocks underlying the S&P 500 Index for which the ex-dividends dates fall within the relevant Monthly Coupon Payment Period, plus (ii) the Targeted Monthly Premium minus (iii) the Premium Adjustment, if any, minus (iv) the current month’s reductions to date effected by the daily application of the 1% per annum Equity Component Adjustment Factor.

▪
“Targeted Monthly Premium” equals (A)(i) 11.1% (the “Adjusted Annual Target Yield“) less (ii) the current annualized dividend yield for the S&P 500 Index multiplied by (B) the closing value of the S&P 500 Index times the fraction of the S&P 500 Index currently represented by one unit of the Equity Component (the “Underlying Index Closing Value”) on the day the Hypothetical Call Option is priced divided by 12.

▪
The Adjusted Annual Target Yield is used only in calculating the Targeted Monthly Premium for the Equity Component and is not an indication of current or expected yield on the securities or a guarantee of any yield over the term of the securities.

▪
If a “Premium Adjustment” has to be made, it will be equal to the difference between the Targeted Monthly Premium in respect of the Hypothetical Call Options on the S&P 500 Index and the highest monthly premium in respect of a Hypothetical Call Option with an exercise price equal to 101% of the closing value of the S&P 500 Index on the day such Hypothetical Call Option is priced.

The “Equity Component Closing Value” equals, on any index business day, the sum of (i) the Underlying Index Closing Value plus (ii) the Hypothetical Monthly Income minus (iii) the mark-to-market value of the Hypothetical Call Option for any Monthly Coupon Payment Period at the close of business on the relevant index business day using accepted option valuation methods.

If the Calculation Agent determines that the value of the Reference Index (excluding the Hypothetical Monthly Income) is less than 105% of the Bond Floor at the close of business on any third Friday of each month, no coupon payment will be made and the Hypothetical Monthly Income for such period will instead be deemed reinvested in the Equity Component in order to help prevent the allocation to the Equity Component within the Reference Index from being reduced to zero.

If the allocation to the Equity Component has been reduced to zero at any time, the Hypothetical Monthly Income will cease to accrue and you will receive no coupon payments for the remaining term of the securities.  Both the Reference Index Adjustment Factor and the Equity Component Adjustment Factor will be zero if the allocation to the Equity Component is reduced to zero.

The above is an overview of the variable monthly coupon payments.  Please read the section in the accompanying preliminary pricing supplement called “Description of Securities—Coupon Payments” and “Description of Securities—Reference Index—Determination of Hypothetical Monthly Income from any Equity Component” for a more detailed explanation of how the coupon payment and the Hypothetical Monthly Income are determined.  You may access the preliminary pricing supplement via the following hyperlink:

Preliminary Pricing Supplement No. 444 dated November 26, 2007

Please also read the examples under “How the Protected Buy-Write Securities Work—Hypothetical Coupon Payment Calculations” on pages 16-17.

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S&P 500® Index - Protected Buy-Write Securities due December 31, 2012 Based on the
Performance of the 2007-5 Dynamic Reference Index

S&P 500® Index Overview

The S&P 500 Index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500 Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  See “Information about the Reference Index—S&P 500® Index” on pages 26-27.

Information as of market close on November 19, 2007
Bloomberg Ticker Symbol:	SPX
Current Index Level:	1,433.27
52 Weeks Ago:	1,400.50
52 Week High (on 10/9/2007):	1,565.15
52 Week Low (on 3/5/2007):	1,374.12

The following graph shows the weekly closing values of the S&P 500 Index from January 4, 2002 through November 16, 2007.  The Issuer obtained the information in the graph from Bloomberg Financial Markets, without independent verification.  You should not take the historical values of the S&P 500 Index as an indication of future performance.

S&P 500 Index

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S&P 500® Index - Protected Buy-Write Securities due December 31, 2012 Based on the
Performance of the 2007-5 Dynamic Reference Index

Key Investment Rationale

The securities provide investors with the following opportunities:

•	Monthly income (variable and can be reduced to zero)

•	100% principal protection on their investment

•	Potential enhanced returns on a bond portfolio by taking equity-linked risk on the coupon

Best Case Scenario
▪  The aggregate monthly coupon payments outperform the interest payments on a 5-year bond of equivalent rating issued by Morgan Stanley on a per annum basis
▪  Investors receive their principal plus Supplemental Redemption Amounts at maturity

Worst Case Scenario
▪  The allocation to the Equity Component is reduced to zero shortly after the issuance of the securities and the securities pay ZERO coupon payments
▪  Investors receive only their principal at maturity

Summary of Selected Key Risks (see pages 18-19)

•	The securities do not guarantee any coupon payments.

•	The securities may not pay more than the principal amount at maturity.

•	Any decline in the Reference Index’s allocation to the Equity Component will reduce both your variable coupon payments and your opportunity for any limited appreciation in the Reference Index.

•
If the allocation to the Equity Component in the Reference Index goes to zero, it will stay at zero for the remaining term of the securities, and the securities will not participate in any appreciation in the Equity Component and cease to provide any more coupon payments.

▪
If any such reduction in the allocation to the Equity Component to zero were to occur, the earlier it occurs during the term of the securities, the more adversely it will affect the overall yield on the securities.

•	The appreciation of the Equity Component during any month will be capped due to the “buy-write” strategy.

▪
The “buy-write” strategy followed by the Equity Component produces Hypothetical Monthly Income in part by giving up the appreciation of the S&P 500 Index in any month above the exercise price of the Hypothetical Call Option that is sold in that month.

•	The market price of the securities will be influenced by many unpredictable factors, and could be adversely affected by a decrease in the value of the S&P 500 Index or a decline in interest rates.

•	Use of the Leverage Component may increase the adverse impact on the Reference Index from downward movements in the value of the Equity Component.

•
Your return on the securities will reflect the deduction of costs such as the Reference Index Adjustment Factor, the Equity Component Adjustment Factor, the Daily Leverage Charge, if any, and an implicit sales charge on the purchase of the securities due to the initial value of the Reference Index being set at 97, which is below the threshold value of 100.

•	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original Issue Price is likely to adversely affect secondary market prices.

•	Your brokerage firm and your broker may have economic interests that are different from yours due to the annual commission they receive if you hold your securities.

•	Credit risk to Morgan Stanley whose credit rating is currently Aa3/AA-.

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S&P 500® Index - Protected Buy-Write Securities due December 31, 2012 Based on the
Performance of the 2007-5 Dynamic Reference Index

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing Date:	Original Issue Date (settlement date):	Maturity Date:
December , 2007	December , 2007 (5 business days after the pricing date)	December 31, 2012

Key Terms
Issuer:	Morgan Stanley
Reference Index:
The Reference Index will be the 2007-5 Dynamic Reference Index which tracks the performance of hypothetical investments in two assets and a liability (each, an “Index Component”).  The two assets are (i) the Equity Component and (ii) the Zero-Coupon Bond Component.  The liability is the Leverage Component.
The Reference Index will have an initial value of 97.
Please read “Investment Overview” on pages 2-6 for more information on the Reference Index.

Issue Price:	$10 per Security. See “Syndicate Information” on page 10.
Denominations:	$10 and integral multiples thereof
Aggregate Principal Amount:	$
Payment at Maturity:	$10 plus a Supplemental Redemption Amount, if any.
Supplemental Redemption Amount:	The greater of (i) zero and (ii) $10 times the percentage change in the Reference Index as of the Determination Date from the threshold value of 100.
Variable Monthly Coupon:
The variable monthly coupon payment on the securities, payable on each Coupon Payment Date, will be based upon the allocation to the Equity Component within the Reference Index and calculated by reference to the dividends of the component stocks of the S&P 500 Index and the monthly call option premium generated by the “buy-write” strategy.  The variable coupon payment is expected to change over time, depending on (i) the Hypothetical Monthly Income related to the performance of the Equity Component in any month, (ii) the allocation to the Equity Component, if any, and (iii) the Reference Index Closing Value.
Coupon payments will not be paid if the allocation to the Equity Component within the Reference Index has been reduced to zero or, in certain circumstances, if making a coupon payment would reduce the allocation to the Equity Component below a threshold value.
Please read “Investment Overview—Variable Monthly Coupon Payments” on pages 5-6 for more information on the variable monthly coupon payments.

Coupon Payment Dates:
The third business day following the third Friday of each month.  The first Coupon Payment Date will be January 24, 2008 and the Coupon Payment Date for the Monthly Coupon Payment Period occurring in December 2012 will be the Maturity Date.

Determination Date:	December 21, 2012
Equity Component:
Each “unit” of the Equity Component represents the value over time of an initial $100 hypothetical investment in a “buy-write” strategy on the S&P 500 Index pursuant to which (i) an investment in the S&P 500 Index is purchased and (ii) call options on the S&P 500 Index are sold on a monthly basis for a one-month term.  A “buy-write” strategy provides income from option premiums (the amount received upon the sale of an option), but limits participation in any appreciation of the S&P 500 Index.

Zero-Coupon Bond Component:
Each “unit” of the Zero-Coupon Bond Component represents the value of a hypothetical $100 face value zero-coupon bonds investment maturing on the scheduled Determination Date with a yield to maturity equal to the applicable zero-coupon yield based on prevailing USD swap rates.  The Zero-Coupon Bond Component is used to assure that the value of the Reference Index will be at or above 100 at maturity.

Leverage Component:
The Leverage Component represents the cost of hypothetical borrowed funds which is used to leverage the allocation to the Equity Component above 100%.  The maximum allocation to the Equity Component is 150%.
Whenever the exposure to the Equity Component is increased above 100% through the use of the Leverage Component, the amount of the Leverage Component will be increased by a Daily Leverage Charge at the federal funds rate plus a spread of 0.75% per annum (on a 30/360-day basis).

Allocation Among Index	Index Component	Allocation
Components:	Equity Component	80% to 100%
	Zero-Coupon Bond Component	0% to 20%
	Leverage Component	0%

The actual initial allocations will be determined on the Pricing Date.  Subsequent reallocations will set the allocation to the Equity Component to five times the difference between the Reference Index Closing Value and the Bond Floor.

Bond Floor:
Value at any given time of a hypothetical zero-coupon bond with a face value of $100 maturing on the scheduled Determination Date with a yield to maturity equal to the applicable zero-coupon yield based on prevailing USD swap rates.  The Bond Floor is compared to the Reference Index Closing Value in order to determine whether more or less hypothetical funds may be invested in the Equity Component in a manner that is consistent with the goal of assuring that the value of the Reference Index will be at or above 100 at maturity.

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S&P 500® Index - Protected Buy-Write Securities due December 31, 2012 Based on the
Performance of the 2007-5 Dynamic Reference Index

Costs:
The value of the Reference Index will be reduced by certain adjustment factors and fees as described below.  Such adjustment factors and fees will reduce the potential return on the securities:
▪ “Reference Index Adjustment Factor” of 1.25% per annum on the level of the Reference Index;
▪ “Equity Component Adjustment Factor” of 1.00% per annum on the level of the Equity Component; and
▪ “Daily Leverage Charge” of federal funds rate plus 0.75% per annum (on a 30/360-day basis) on any hypothetical amounts borrowed via the Leverage Component.
Both the Reference Index Adjustment Factor and the Equity Component Adjustment Factor will be reduced to zero if the allocation to the Equity Component reduces to zero.
Additional costs include:
▪ An implicit 3% sales charge paid upon the purchase of the securities because the initial value of the Reference Index will be set at 97, which is below the threshold value of 100;
▪ 0.50% annual commission paid to your broker as long as the allocation to the Equity Component is greater than zero; and
▪ Cost of bid/offer spread in hypothetical purchase and sale transactions to carry out index component reallocations and the buy-write strategy.

Risk Factors:	Please read all of the “Risk Factors” on pages 18-19.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61747W752
Minimum Ticketing Size:	100 securities
Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)
Calculation Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of Proceeds and Hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.
On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the stocks composing the S&P 500 Index, call options on the S&P 500 Index, futures or options contracts on the S&P 500 Index or its component securities listed on major securities markets, and in USD interest rate swaps.  We cannot give any assurance that our hedging activity will not affect the value of the S&P 500 Index and, therefore, such activity may adversely affect the value of the securities or the payment you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue Price of Securities	Selling Concession	Principal Amount of Securities for any single investor
$10.00	$0.3000	<$999K
$9.950	$0.2500	$1MM-$2.99MM
$9.925	$0.2250	$3MM-$4.99MM
$9.900	$0.2000	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

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Tax Considerations
The securities will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the securities, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the securities generally will be treated as ordinary income.  If the securities were priced on November 19, 2007, the “comparable yield” would be a rate of 4.7028% per annum compounded monthly; however, the final comparable yield will be determined on the pricing date and may differ from the comparable yield set forth above.  The projected payment schedule would be as follows:

DATE	PROJECTED PAYMENTS	DATE	PROJECTED PAYMENTS
December 27, 2007	0.04964	July 21, 2010	0.03658
January 24, 2008	0.03527	August 25, 2010	0.04442
February 21, 2008	0.03527	September 22, 2010	0.03527
March 26, 2008	0.04572	October 20, 2010	0.03658
April 23, 2008	0.03527	November 24, 2010	0.04442
May 21, 2008	0.03658	December 22, 2010	0.03658
June 25, 2008	0.04442	January 26, 2011	0.04442
July 23, 2008	0.03658	February 24, 2011	0.03658
August 20, 2008	0.03527	March 23, 2011	0.03788
September 24, 2008	0.04442	April 20, 2011	0.03527
October 22, 2008	0.03658	May 25, 2011	0.04572
November 26, 2008	0.04442	June 22, 2011	0.03527
December 24, 2008	0.03658	July 20, 2011	0.03658
January 22, 2009	0.03658	August 24, 2011	0.04442
February 25, 2009	0.04311	September 21, 2011	0.03527
March 25, 2009	0.03919	October 26, 2011	0.04572
April 22, 2009	0.03527	November 23, 2011	0.03527
May 20, 2009	0.03658	December 21, 2011	0.03658
June 24, 2009	0.04442	January 25, 2012	0.04442
July 22, 2009	0.03658	February 23, 2012	0.03658
August 26, 2009	0.04442	March 21, 2012	0.03658
September 23, 2009	0.03527	April 25, 2012	0.04442
October 21, 2009	0.03658	May 25, 2012	0.03919
November 25, 2009	0.04442	June 20, 2012	0.03266
December 23, 2009	0.03658	July 25, 2012	0.04572
January 21, 2010	0.03658	August 22, 2012	0.03527
February 24, 2010	0.04311	September 26, 2012	0.04442
March 24, 2010	0.03919	October 24, 2012	0.03658
April 21, 2010	0.03527	November 21, 2012	0.03527
May 26, 2010	0.04572	December 31, 2012	0.05225
June 23, 2010	0.03527

The actual comparable yield and the projected payment schedule of the securities will be updated in the final pricing supplement.  You should read the discussion under “Description of Securities — United States Federal Income Taxation” in the accompanying pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the securities, and we make no representation regarding the actual amounts of payments that will be made on a security.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the preliminary pricing supplement, prospectus supplement and prospectus related to this offering, each of which can be accessed via the hyperlinks on the front page of this document.

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How the Protected Buy-Write Securities Work

Hypothetical Payments at Maturity

At maturity, if the Reference Index Closing Value on the Determination Date is greater than the threshold value, for each $10 principal amount of securities that you hold, you will receive a Supplemental Redemption Amount in addition to the principal amount of $10.  The Supplemental Redemption Amount will be calculated by the Calculation Agent on the Determination Date and is equal to (i) $10 times (ii) the percentage, if any, by which the Reference Index Closing Value on the Determination Date exceeds the threshold value.

Example:

The Reference Index Closing Value on the Determination Date is 10% greater than the threshold value.

Reference Index initial value:	97
Threshold value:	100
Reference Index Closing Value on the Determination Date:	110

Supplemental Redemption Amount per Security	=	$10	x	110 – 100	=	$1.00
100

In the example above, without regard to any coupon payment that may be due at maturity, the total Payment at Maturity per Security would equal $11.00, which is the sum of the principal amount of $10 and a Supplemental Redemption Amount of $1.00.

If the Reference Index Closing Value on the Determination Date is less than or equal to the threshold value, you will not receive any Supplemental Redemption Amount and will receive only the return of your $10 principal amount at maturity, plus a final coupon payment, if any.

Although the Supplemental Redemption Amount and the Payment at Maturity are calculated as described above, the yield on the securities will also depend significantly on the monthly coupon payment on the securities, which is variable and may be zero.  You should read “—Hypothetical Coupon Payment Calculations” on pages 16-17 and “Information about the Reference Index—Hypothetical Historical Data on the Reference Index” on pages 20-25 in order to understand how the return on the securities is affected by the nature and timing of changes in the allocation of the Index Components in the Reference Index.

Hypothetical Allocations

The asset allocation of the Reference Index will fluctuate during the term of the securities based on, among other things, the performance of the Equity Component and interest rates.  If the Equity Component has declined in value or interest rates decline, some or all of the hypothetical funds may be allocated out of the Equity Component and into the Zero-Coupon Bond Component, in order to preserve the objective of the Reference Index to be at least equal to 100 on the Determination Date.  Only to the extent that hypothetical funds are allocated to the Equity Component, will the Reference Index participate in subsequent increases in value resulting from the “buy-write” strategy represented by the Equity Component.

The following are four hypothetical examples of the effects of Reallocation Determination Events.  These hypothetical examples assume that the value of the Reference Index does not change between the determination of a Reallocation Determination Event and the subsequent reallocation and that purchases and sales of the Equity Component and Zero-Coupon Bond Component are made without taking into account the bid/offer spread.

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Example 1:

A Reallocation Determination Event requires the entire value of the hypothetical funds to be allocated to the Equity Component.

Values at test for Reallocation Determination Event:		Values after Reallocation:
Reference Index Closing Value:	106.25	Reference Index Closing Value:	106.25
Bond Floor:	85.00	Bond Floor:	85.00
Buffer:	20% (106.25 – 85.00)/106.25	Buffer:	20%
Multiple:	5	Multiple:	5
Targeted Equity Exposure:	100%	Targeted Equity Exposure:	100%
Gap Ratio:	26.56% (106.25 – 85)/80	Gap Ratio:	20.00%
Target Gap Risk Range:	15% to 25%	Target Gap Risk Range:	15% to 25%
Current Value of Allocation to Equity Component:	80.00	Current Value of Allocation to Equity Component:	106.25
Current Value of Allocation to Zero-Coupon Bond Component:	26.25	Current Value of Allocation to Zero-Coupon Bond Component:	0.00
Current Value of Allocation to Leverage Component:	0.00	Current Value of Allocation to Leverage Component:	0.00

In the example above, the Gap Ratio is 26.56%, which is outside the Target Gap Risk Range.  Consequently, a Reallocation Determination Event has occurred and the Calculation Agent must determine the Targeted Equity Exposure, which is 100% (Buffer times Multiple or 20% times 5).  To effect the reallocation then required, which is to increase the exposure of the Reference Index to the Equity Component, the Calculation Agent hypothetically sells the Zero-Coupon Bond Component and purchases additional Equity Component, so that the exposure to the Equity Component will be equal to 100% of the Reference Index Closing Value.

Example 2:

A Reallocation Determination Event requires the use of the Leverage Component to increase the allocation to the Equity Component to greater than 100% of the value of the Reference Index.

Values at test for Reallocation Determination Event:		Values after Reallocation:
Reference Index Closing Value:	109	Reference Index Closing Value:	109
Bond Floor:	85.00	Bond Floor:	85.00
Buffer:	22.02% (109 – 85.00)/109	Buffer:	22.02%
Multiple:	5	Multiple:	5
Targeted Equity Exposure:	110.09%	Targeted Equity Exposure:	110.09%
Gap Ratio:	26.67% (109.00 – 85.00)/90.00	Gap Ratio:	20.00%
Target Gap Risk Range:	15% to 25%	Target Gap Risk Range:	15% to 25%
Current Value of Allocation to Equity Component:	90.00	Current Value of Allocation to Equity Component:	120
Current Value of Allocation to Zero-Coupon Bond Component:	19.00	Current Value of Allocation to Zero-Coupon Bond Component:	0.00
Current Value of Allocation to Leverage Component:	0.00	Current Value of Allocation to Leverage Component:	11.00

In the example above, the Gap Ratio is 26.67%, which is outside the Target Gap Risk Range.  Consequently, a Reallocation Determination Event has occurred, and the Calculation Agent must determine the Targeted Equity Exposure, which is 110.09% (Buffer times Multiple or 22.02% times 5).  To effect the reallocation then required, which is to increase the exposure of the Reference Index to the Equity Component, the Calculation Agent hypothetically sells the Zero-Coupon Bond Component and uses the Leverage Component to purchase additional Equity Component, so that the exposure to the Equity Component will be equal to 110.09% of the Reference Index Closing Value.

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Example 3:

A Reallocation Determination Event requires the allocation to the Equity Component to be reduced and the reduction of the Leverage Component to zero before increasing the allocation to the Zero-Coupon Bond Component.

Values at test for Reallocation Determination Event:		Values after Reallocation:
Reference Index Closing Value:	101.00	Reference Index Closing Value:	101.00
Bond Floor:	85.00	Bond Floor:	85.00
Buffer:	15.84% (101.00 – 85.00)/101.00	Buffer:	15.84%
Multiple:	5	Multiple:	5
Targeted Equity Exposure:	approximately 79.21%	Targeted Equity Exposure:	approximately 79.21%
Gap Ratio:	14.68% (101.00 – 85.00)/109.00	Gap Ratio:	20.00%
Target Gap Risk Range:	15% to 25%	Target Gap Risk Range:	15% to 25%
Current Value of Allocation to Equity Component:	109.00	Current Value of Allocation to Equity Component:	80.00
Current Value of Allocation to Zero-Coupon Bond Component:	0.00	Current Value of Allocation to Zero-Coupon Bond Component:	21.00
Current Value of Allocation to Leverage Component:	8.00	Current Value of Allocation to Leverage Component:	0.00

In the example above, the Gap Ratio is 14.68%, which is outside the Target Gap Risk Range.  Consequently, a Reallocation Determination Event has occurred and the Calculation Agent must determine the Targeted Equity Exposure, which is 79.21% (Buffer times Multiple or 15.84% times 5).  To effect the reallocation then required, which is to decrease the exposure to the Reference Index to the Equity Component, the Calculation Agent hypothetically sells a portion of the Equity Component, using the hypothetical funds received to first reduce the Leverage Component to zero and then to purchase an amount of the Zero-Coupon Bond Component until the exposure to the Equity Component decreases to 79.21% of the Reference Index Closing Value.

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Example 4:

The Buffer falls below 1% and a Defeasance Event has occurred, requiring the allocation to the Equity Component to be reduced to zero.  The resulting amount of hypothetical funds from the hypothetical sale of the Equity Component added to the value of the Zero-Coupon Bond Component is less than the Bond Floor.

Values at test for Reallocation Determination Event:		Values after Reallocation:
Reference Index Closing Value:	86.00	Reference Index Closing Value:	86.00
Bond Floor:	86.50	Bond Floor:	86.50
Buffer:	–0.58% (86.00 – 86.50/86.00	Buffer:	N/A Defeasance
Multiple:	5	Multiple:	5
Targeted Equity Exposure:	-2.91%	Targeted Equity Exposure:	0.00%
Gap Ratio:	-16.67% (86.00 – 86.50)/3.00	Gap Ratio:	N/A Defeasance
Target Gap Risk Range:	15% to 25%	Target Gap Risk Range:	N/A Defeasance
Current Value of Allocation to Equity Component:	3.00	Current Value of Allocation to Equity Component:	0.00
Current Value of Allocation to Zero-Coupon Bond Component:	83.00	Current Value of Allocation to Zero-Coupon Bond Component:	86.00
Current Value of Allocation to Leverage Component:	0.00	Current Value of Allocation to Leverage Component:	0.00

In the example above, the Reference Index Closing Value is 86.00 and the Bond Floor is 86.50, thereby decreasing the Buffer to below 1% causing a Defeasance Event.  As a result, the Calculation Agent hypothetically sells all of the remaining Equity Component and purchases an additional amount of the Zero-Coupon Bond Component with the hypothetical proceeds of such sale.  No hypothetical funds will be allocated to the Equity Component for the remaining term of the securities and, consequently, there will be no further coupon payments on the securities.

Please read “Annex B—Hypothetical Allocations” in the accompanying preliminary pricing supplement for additional examples illustrating the hypothetical reallocation process.  You may access the preliminary pricing supplement via the following hyperlink:

Preliminary Pricing Supplement No. 444 dated November 26, 2007

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Hypothetical Coupon Payment Calculations

The monthly coupon on each Security will vary and may be zero.  The amount of the coupon payments, if any, will be determined on the third Friday of each month and will be equal to (A) the product of (i) the Hypothetical Monthly Income calculated for such Monthly Coupon Payment Period divided by the Equity Component Closing Value, (ii) the allocation to the Equity Component and (iii) the Reference Index Closing Value divided by (B) 10.  The determination of the monthly coupon payment may be represented by the following formula:

Coupon Payment	=	Hypothetical Monthly Income	*	allocation to Equity Component	*	Reference Index Closing Value
Equity Component Closing Value
10

The Hypothetical Monthly Income calculated for each Monthly Coupon Payment Period will be related to the Equity Component.  The Hypothetical Monthly Income will be determined by the Calculation Agent and will equal the sum of (i) the value of any cash dividends or distributions with respect to the stocks underlying the S&P 500 Index, the ex-dividend dates for which fall within the relevant Monthly Coupon Payment Period, plus (ii) the Targeted Monthly Premium, minus (iii) the Premium Adjustment, if any, minus (iv) the reductions from the Equity Component effected by the application of the Equity Component Adjustment Factor on each day during that Monthly Coupon Payment Period.  In the hypothetical examples below, the Issuer will provide the figures for the Hypothetical Monthly Income.

The five examples of hypothetical coupon payments set forth below are based on the following assumptions:

▪	Principal amount of each Security:	$10.00

▪	Targeted Annual Target Yield:	10%

▪
Hypothetical Monthly Income will be reinvested rather than paid as monthly coupon payment if the value of the Reference Index (excluding the Hypothetical Monthly Income) is less than or equal to 105% of the Bond Floor on the third Friday of each month.

▪
Allocation of the Reference Index to the Equity Component will be reduced to zero and remain zero for the remaining term of the securities if the value of the Reference Index is less than 101% of the Bond Floor.

▪	Values of the Reference Index and the Equity Component have been reduced by the Reference Index Adjustment Factor, the Equity Component Adjustment Factor and the Daily Leverage Charge, if any.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied.  These examples are not intended to illustrate a complete range of possible coupon payments.

Example 1:  At the end of the Monthly Coupon Payment Period, the value of the Reference Index is 103, the value of the Equity Component is 101 and the value of the Bond Floor is 85.  The Hypothetical Monthly Income is $0.55.  The allocation of the Reference Index to the Equity Component is 90%.

$.55	x	90%	x	103	=	$.0505
101
10

The monthly coupon payment per Security is $0.0505 or approximately 6.06% per annum on the $10 principal amount of each Security.

Since the value of the Reference Index is greater than 105% of the Bond Floor, the Hypothetical Monthly Income will not be reinvested.

Example 2:  At the end of the Monthly Coupon Payment Period, the value of the Reference Index is 97, the value of the Equity Component is 98 and the value of the Bond Floor is 85.  The Hypothetical Monthly Income is $0.60.  The allocation of the Reference Index to the Equity Component is 51%.

$.60	x	51%	x	97	=	$.0303
98
10

The monthly coupon payment per Security is $0.0303 or approximately 3.63% per annum on the $10 principal amount of each Security. Since the value of the Reference Index is greater than 105% of the Bond Floor, the Hypothetical Monthly Income will not be reinvested.

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Example 3:  At the end of the Monthly Coupon Payment Period, the value of the Reference Index is 106, the value of the Equity Component is 102 and the value of the Bond Floor is 80  The Hypothetical Monthly Income is $0.70.  The allocation of the Reference Index to the Equity Component is 112%.

$.70	x	112%	x	106	=	$.0815
102
10

The monthly coupon payment per Security is $0.0815 or approximately 9.78% per annum on the $10 principal amount of each Security.

Since the value of the Reference Index is greater than 105% of the Bond Floor, the Hypothetical Monthly Income will not be reinvested.

Example 4:  At the end of the Monthly Coupon Payment Period, the value of the Reference Index is 93, the value of the Equity Component is 88 and the value of the Bond Floor is 89.  The Hypothetical Monthly Income is $0.85.  The allocation of the Reference Index to the Equity Component is 51%.

$.85	x	51%	x	93	=	$.0458
88
10

The calculated Monthly Coupon would be $.0458 per Security.  However, because the value of the Reference Index is less than 105% of the Bond Floor ((93 – 89)/89 = 4.49%), the Hypothetical Monthly Income will be reinvested, and no monthly coupon payment will be made.

The monthly coupon payment per Security is, therefore, $0.00 or 0% per annum on the $10 principal amount of each Security.

Example 5:  At the close of business on any index business day, the value of the Reference Index is 95, the value of the Equity Component is 93 and the value of the Bond Floor is 94.50.  The allocation of the Reference Index to the Equity Component is reduced to 0.00% at the close of business on the following index business day.  At the end of the Monthly Coupon Payment Period, the Hypothetical Monthly Income is $0.85.

However, since the Buffer was less than 1%, a Defeasance Event occurred and the allocation of the Reference Index to the Equity Component was reduced to zero and will remain zero for the remaining term of the securities.  Consequently, the monthly coupon payment per Security is $0.00 or 0% per annum on the $10 principal amount of each Security.  Furthermore, no coupon payments will be made for the remaining term of the securities, and the securities will not participate in any subsequent increase in the value of the S&P 500 Index.

Please read “Annex C—Hypothetical Coupon Payment Calculations on the Securities” in the accompanying preliminary pricing supplement for additional examples on hypothetical coupon payment calculations.  You may access the preliminary pricing supplement via the following hyperlink:

Preliminary Pricing Supplement No. 444 dated November 26, 2007

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Risk Factors

The securities are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the securities.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the securities and the suitability of such securities in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For a complete list of risk factors, please see the accompanying preliminary pricing supplement.

Structure Specific Risk Factors

•      Coupon payments are variable and may be zero.  The monthly coupon payments on the securities are variable and may be zero.  The amount of the coupon will depend on the Hypothetical Monthly Income in the Equity Component, the allocation to the Equity Component within the Reference Index and the Reference Index Closing Value.  During any month (except the last month before maturity), it is possible that the coupon may be set to zero if the hypothetical income is required to be invested in the Equity Component to prevent the allocation to the Equity Component from going to zero.  If the allocation to the Equity Component within the Reference Index goes to zero, the securities will not pay a coupon for the remainder of their term.

•      The securities may not pay more than the principal amount at maturity.  If the Reference Index Closing Value on the Determination Date is less than 100, the Supplemental Redemption Amount will be zero and you will receive only the principal amount of $10 for each Security you hold at maturity. The return of only the principal amount at maturity, and the variable Coupons Payments, if any, over the term of the securities may be less than the amount that would be paid on an ordinary debt security and may not compensate you for the effects of inflation and other factors relating to the value of money over time.

•      Allocation to the Equity Component may decline and adversely affect the yield on the securities.  While the initial allocation to the Equity Component will be in the range of 80% to 100%, this allocation will change over the term of the securities.  Certain economic or market factors, such as declines or insufficient gains in the value of the Equity Component or low interest rates, will cause the allocation to the Zero-Coupon Bond Component to increase.  Any allocation of the Reference Index to the Zero-Coupon Bond Component, including when the initial allocation to the equity component is less than 100%, will reduce the extent to which the Reference Index will participate in the performance of the Equity Component.  The appreciation, if any, of the Reference Index above the threshold value is also dependent upon the allocation to the Equity Component within the Reference Index.  In other words, if the allocation to the Equity Component is reduced, it is possible that the value of the Equity Component may increase during the term of the securities, but that the value of the Reference Index may reflect little, if any, of that increase.  If the allocation to the Equity Component goes to zero, it will remain at zero for the remainder of the term of the securities.

•      Buy-write strategy will cap appreciation monthly.   The buy-write strategy followed by the Equity Component produces Hypothetical Monthly Income in part by giving up the appreciation of the S&P 500 Index in any month above the exercise price of the Hypothetical Call Option that is sold in that month.  The amount of the appreciation of the S&P 500 Index that is given up in any month to produce a targeted level of yield will vary depending on the volatility of the S&P 500 Index, interest rates, dividend rates on the S&P 500 Index and other factors.  But the appreciation given up may be as much as all but 1% of the appreciation in the S&P 500 Index in any month. On the other hand, the value of the Equity Component is fully exposed to declines in the value of the S&P 500 Index.  Therefore, although the Equity Component may produce yield in the form of hypothetical income, the Equity Component will not participate as fully in the appreciation of the S&P 500 Index as would a direct investment in the S&P 500 Index.

•      Allocation procedures may adversely impact the payment at maturity.  Investing in the securities is not the same as a direct investment in any of the components of the Reference Index, because the Reference Index changes its allocation among the Index Components whenever a Reallocation Determination Event occurs. The timing of the reallocations among the Index Components can adversely affect the value of the Reference Index on the Determination Date, which will in turn adversely affect the Supplemental Redemption Amount.

•      Market price influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market including the value of the Reference Index and the Index Components, the value of the S&P 500 Index, the volatility of the S&P 500 Index, the value of call options on the S&P 500 Index, market interest rates, the dividend rate on the stocks in the S&P 500 Index, the time remaining to maturity and the creditworthiness of Morgan Stanley.

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•      Use of leverage may adversely affect the securities.  Although the Leverage Component offers the potential for increases in the Reference Index value that are greater than corresponding increases in the value of an un-leveraged investment in the Equity Component, leverage also entails a higher degree of risk: any downward movement in the value of the Equity Component will result in a correspondingly larger reduction in the Reference Index. In addition, the Daily Leverage Charge associated with the allocation to the Leverage Component will reduce the value of the Reference Index daily.

•      Costs will affect the value of the securities.  Your return on the securities will reflect the deduction of certain costs of investing in the securities.  These costs include explicit charges that will be reflected in reductions in the value of the Reference Index over the term of the securities, by means of the Reference Index Adjustment Factor, the Equity Component Adjustment Factor and the Daily Leverage Charge.  The Reference Index will also be reduced as a consequence of effecting hypothetical purchases and sales of the Equity Component and the Zero-Coupon Bond Component at opposite sides of the applicable bid/offer spread in the course of reallocations of the Index Components.  In addition, there is an implicit sales charge paid upon the purchase of the securities because the initial value of the Reference Index will be set at 97, which is below the threshold value of 100.

Other Risk Factors

•      Secondary trading may be limited. There may be little or no secondary market for the securities.  The securities will not be listed on any exchange.

•      The inclusion of commissions in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original Issue Price, since the original Issue Price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

•      Potential adverse economic interests of the Calculation Agent.  The economic interests of the Calculation Agent and other affiliates of the Issuer are potentially adverse to an investor’s interests.  The Calculation Agent has certain potential conflicts of interest by virtue of its relationship with the Issuer and the hedging activity related to securities which it or other affiliates will carry out.

•      The brokerage firm through which you hold your securities and your broker may have economic interests that are different from yours.  In addition to the commission paid at the time of the initial offering of the securities, commissions will be paid on an annual basis to brokerage firms, including MS & Co. and its affiliates, whose clients purchased securities in the initial offering and who continue to hold their securities.  As a result of these arrangements, your brokerage firm and your broker may have an incentive to encourage you to hold the securities because they will not receive the annual commission for the current year or for future years if you sell your securities.

•      Hedging and trading activity by the Calculation Agent and its affiliates could potentially adversely affect the value of the S&P 500 Index, call options on the S&P 500 Index or USD swap rates.  MS & Co. and other affiliates of the Issuer’s will carry out hedging activities related to the securities (and to other instruments linked to the S&P 500 Index or its component stocks).  MS & Co. and some of the Issuer’s other subsidiaries also trade the stocks composing the S&P 500 Index, call options on the S&P 500 Index, other financial instruments related to the S&P 500 Index and USD interest rate swaps on a regular basis.  Any of these hedging or trading activities on or prior to the Pricing Date could potentially increase the initial value of the S&P 500 Index and, as a result, could increase the value at which the S&P 500 Index must close before you receive a payment at maturity that exceeds the principal amount on the securities.  Additionally, such hedging or trading activities during the term of the securities (and in particular on each Coupon Payment Date) could potentially affect the value of the S&P 500 Index, call options on the S&P 500 Index and USD swap rates and, accordingly, the amount of cash you may receive on the Coupon Payment Dates and at maturity.

The Issuer has issued other securities linked to the S&P 500 Index and may issue additional Protected Buy-Write Securities or other securities linked to the S&P 500 Index during the term of the securities, in which case the Issuer’s combined hedging activity may represent a larger percentage of the overall volume of the transactions in the relevant call options on the S&P 500 Index each month as well as in other instruments related to, or stocks underlying, the S&P 500 Index.  This increased hedging activity may have an adverse affect on the value of such call options and of the S&P 500 Index and, consequently, the securities.

December 2007	Page 19

S&P 500® Index - Protected Buy-Write Securities due December 31, 2012 Based on the
Performance of the 2007-5 Dynamic Reference Index

Information about the Reference Index

Hypothetical Historical Data on the Reference Index

The following tables and graphs set forth hypothetical historical levels of the Reference Index, monthly coupon (per $10 principal amount of the securities), and the value of one unit of the Equity Component at the end of each month during five different five-year periods beginning on the first business day of January in 1998, 1999, 2000, 2001 and 2002.  This hypothetical historical information has been calculated as if the Reference Index existed during the relevant periods and should not be taken as an indication of the future performance of the Reference Index over the term of the securities or future coupon payments or the actual total payment on the Maturity Date of the securities.

The following hypothetical historical information has been calculated by the Calculation Agent on the same basis as the Reference Index and the coupon payments will be calculated.  However, the calculations used to determine the hypothetical historical closing levels of the Reference Index contain necessary assumptions, estimates and approximations that may not be reflected in the calculation of the value of the Reference Index and coupon payments over the term of the securities, including the principal assumptions set forth below.  As a result, the following hypothetical historical values of the Reference Index and monthly coupon payments may be different than they would have been if those assumptions had not been made and those estimates and approximations had not been necessary to calculate these hypothetical historical values.
The calculations assume that:

▪	the Reference Index was created on the first business day of each five-year period with a level of 97;

▪
the initial allocations to the Equity Component and Zero-Coupon Bond Component are different in each example and were obtained based on the Targeted Equity Exposure as determined at the beginning of each five year period;

▪
upon any modification to the S&P 500 Index, the adjusted price reported on Bloomberg which adjusts for that modification was used to reflect the impact of that modification on the S&P 500 Index as well as any call options related to that index;

▪	the dividends in respect of the stocks included in the S&P 500 Index were equal to those reported by the publisher of the S&P 500 Index, as reported on Bloomberg;

▪
the estimates for each Monthly Coupon Payment Period of the dividends to be paid in respect of the stocks included in the S&P 500 Index used in connection with determining the value of the S&P 500 Index and exercise price for the Hypothetical Call Options for that Monthly Coupon Payment Period were equal to the actual dividends paid on those stocks during that Monthly Coupon Payment Period; and

▪
reallocations between the Equity Component and Zero-Coupon Bond Component were at mid-volatility or mid-swap rates (rather than at the bid-volatility or offered-swap rates which will be used for hypothetical purchases of the Equity Component or Zero-Coupon Bond Component, or the offered-volatility or bid-swap rates which will be used for hypothetical sales of the Equity Component or Zero-Coupon Bond Component, in order to effect a reallocation).

The following hypothetical historical values have not been verified by an independent third party.  The options values were calculated using 85% of the historical implied mid-volatility available on Bloomberg for the one-month comparable listed options and the historical short-term mid-interest rates available on Bloomberg.  Swap rates used to calculate the hypothetical historical Zero-Coupon Bond Component were taken from Bloomberg.

December 2007	Page 20

S&P 500® Index - Protected Buy-Write Securities due December 31, 2012 Based on the
Performance of the 2007-5 Dynamic Reference Index

	1998			1999			2000			2001			2002
Five Year Period Beginning January 1, 1998	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price
January	95.38	0.08602	98.64	97.05	0.06182	112.33	96.98	0.05928	116.14	93.48	0.00000	104.39	98.91	0.00000	85.29
February	99.83	0.09024	102.78	96.55	0.05998	111.97	92.03	0.05420	108.46	93.50	0.00000	101.20	98.96	0.00000	83.53
March	102.82	0.09931	105.60	98.72	0.06609	115.30	94.74	0.04419	114.28	93.14	0.00000	89.45	98.95	0.00000	86.60
April	105.20	0.09271	107.88	99.90	0.06303	117.07	92.29	0.03130	111.96	93.93	0.00000	94.79	99.39	0.00000	83.57
May	103.51	0.09611	106.53	99.98	0.07944	118.07	90.61	0.04035	109.80	94.54	0.00000	98.55	99.64	0.00000	82.21
June	102.40	0.09780	105.74	100.82	0.08591	119.17	93.08	0.04310	113.87	94.79	0.00000	92.60	99.96	0.00000	73.46
July	105.73	0.09778	108.88	103.96	0.08595	122.95	93.86	0.04116	115.09	95.26	0.00000	92.35	100.15	0.00000	62.96
August	94.46	0.06233	99.19	97.72	0.07971	115.83	94.49	0.04230	115.99	95.87	0.00000	88.62	100.34	0.00000	68.24
September	88.35	0.03757	93.57	97.52	0.08401	115.71	93.91	0.04260	113.97	97.38	0.00000	73.65	100.50	0.00000	62.11
October	90.01	0.02618	96.92	92.16	0.05478	108.10	92.05	0.01838	108.62	97.91	0.00000	81.87	100.64	0.00000	64.97
November	92.97	0.04554	105.14	96.31	0.05918	114.58	91.83	0.01810	106.35	98.13	0.00000	86.14	100.82	0.00000	66.84
December	94.36	0.04830	107.34	96.07	0.06153	114.49	91.97	0.00000	102.02	98.57	0.00000	86.60	100.96	0.00000	65.80

* Defeasance occurred on July 10, 2001.

The Supplemental Redemption Amount per Security for this period would have been $0.096 and the aggregate value of the Coupon Payments would have been $2.15629.  The total return on your investment per Security for this five-year period would have been equal to 22.52% of the principal amount.

December 2007	Page 21

S&P 500® Index - Protected Buy-Write Securities due December 31, 2012 Based on the
Performance of the 2007-5 Dynamic Reference Index

	1999			2000			2001			2002			2003
Five Year Period Beginning January 1, 1999	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price
January	98.19	0.08093	101.25	97.03	0.09387	104.68	90.89	0.02240	94.09	95.00	0.00000	76.88	99.64	0.00000	59.49
February	97.74	0.07853	100.92	89.83	0.06053	97.76	90.34	0.02176	91.22	95.23	0.00000	75.29	99.85	0.00000	55.95
March	99.99	0.10901	103.92	93.98	0.06921	103.00	89.15	0.00000	80.63	94.58	0.00000	78.06	100.00	0.00000	59.09
April	101.74	0.10399	105.52	92.40	0.06276	100.91	89.91	0.00000	85.44	95.44	0.00000	75.33	100.08	0.00000	58.95
May	102.57	0.10285	106.42	90.59	0.06405	98.97	90.54	0.00000	88.83	95.82	0.00000	74.10	100.24	0.00000	60.83
June	103.57	0.11126	107.41	93.69	0.06842	102.64	90.74	0.00000	83.47	96.85	0.00000	66.22	100.49	0.00000	62.11
July	107.55	0.11133	110.82	94.55	0.06534	103.74	91.23	0.00000	83.24	97.61	0.00000	56.75	100.51	0.00000	61.96
August	99.33	0.10327	104.40	95.21	0.06715	104.55	91.69	0.00000	79.87	98.12	0.00000	61.51	100.59	0.00000	61.80
September	98.96	0.10888	104.30	93.86	0.06762	102.72	93.28	0.00000	66.38	98.52	0.00000	55.98	100.70	0.00000	63.26
October	91.48	0.06917	97.43	90.31	0.03155	97.90	94.04	0.00000	73.79	98.62	0.00000	58.56	100.79	0.00000	63.44
November	96.57	0.07472	103.28	89.62	0.03106	95.86	93.85	0.00000	77.64	99.11	0.00000	60.25	100.90	0.00000	63.20
December	96.37	0.07770	103.20	89.17	0.03070	91.95	93.98	0.00000	78.06	99.47	0.00000	59.31	100.99	0.00000	64.40

* Defeasance occurred on September 7, 2001.

The Supplemental Redemption Amount per Security for this period would have been $0.099 and the aggregate value of the Coupon Payments would have been $1.88805.  The total return on your investment per Security for this five-year period would have been equal to 19.87% of the principal amount.

December 2007	Page 22

S&P 500® Index - Protected Buy-Write Securities due December 31, 2012 Based on the
Performance of the 2007-5 Dynamic Reference Index

	2000			2001			2002			2003			2004
Five Year Period Beginning January 1, 2000	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price
January	93.29	0.10419	97.32	85.36	0.02005	87.48	89.98	0.00000	71.48	97.25	0.00000	55.30	99.71	0.00000	60.61
February	85.35	0.06462	90.89	84.85	0.00000	84.81	90.39	0.00000	70.00	97.73	0.00000	52.02	99.87	0.00000	60.84
March	89.68	0.07388	95.76	84.24	0.00000	74.96	89.33	0.00000	72.57	97.64	0.00000	54.94	100.03	0.00000	59.00
April	86.94	0.05006	93.82	84.68	0.00000	79.44	90.40	0.00000	70.03	98.04	0.00000	54.80	100.01	0.00000	60.11
May	84.72	0.06515	92.01	85.12	0.00000	82.58	90.83	0.00000	68.89	98.73	0.00000	56.56	100.00	0.00000	57.95
June	87.74	0.06960	95.42	85.44	0.00000	77.60	92.47	0.00000	61.56	99.15	0.00000	57.74	100.01	0.00000	59.46
July	88.55	0.06647	96.45	85.92	0.00000	77.39	93.78	0.00000	52.76	98.94	0.00000	57.61	100.17	0.00000	57.71
August	89.18	0.06831	97.20	86.60	0.00000	74.26	94.52	0.00000	57.19	98.75	0.00000	57.46	100.35	0.00000	57.54
September	87.74	0.06879	95.50	88.56	0.00000	61.72	95.56	0.00000	52.04	99.10	0.00000	58.81	100.46	0.00000	58.64
October	84.38	0.02883	91.02	89.38	0.00000	68.60	95.52	0.00000	54.45	99.05	0.00000	58.99	100.60	0.00000	57.60
November	83.68	0.02839	89.12	88.84	0.00000	72.18	96.22	0.00000	56.01	99.32	0.00000	58.75	100.77	0.00000	58.05
December	83.65	0.02048	85.49	88.52	0.00000	72.57	96.85	0.00000	55.14	99.49	0.00000	59.87	100.94	0.00000	58.90

* Defeasance occurred on September 7, 2001.

The Supplemental Redemption Amount per Security for this period would have been $0.094 and the aggregate value of the Coupon Payments would have been $0.72882.  The total return on your investment per Security for this five-year period would have been equal to 8.23% of the principal amount.

December 2007	Page 23

S&P 500® Index - Protected Buy-Write Securities due December 31, 2012 Based on the
Performance of the 2007-5 Dynamic Reference Index

	2001			2002			2003			2004			2005
Five Year Period Beginning January 1, 2001	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price
January	101.87	0.09052	104.63	86.93	0.00000	85.49	93.82	0.00000	66.15	97.27	0.00000	72.50	98.10	0.00000	68.95
February	98.30	0.08792	101.44	87.07	0.00000	83.73	94.66	0.00000	62.22	97.47	0.00000	72.77	98.23	0.00000	69.80
March	87.25	0.04866	89.66	86.52	0.00000	86.81	94.21	0.00000	65.71	98.02	0.00000	70.57	98.36	0.00000	69.10
April	89.21	0.04308	95.02	87.06	0.00000	83.77	94.97	0.00000	65.55	97.51	0.00000	71.90	98.63	0.00000	66.39
May	91.20	0.04633	98.78	87.21	0.00000	82.40	96.52	0.00000	67.65	96.94	0.00000	69.31	98.92	0.00000	67.89
June	87.25	0.03808	92.82	88.01	0.00000	73.64	97.03	0.00000	69.07	96.85	0.00000	71.12	99.14	0.00000	68.25
July	87.35	0.03576	92.56	89.34	0.00000	63.11	96.31	0.00000	68.90	97.35	0.00000	69.03	99.37	0.00000	68.86
August	86.12	0.02330	88.83	90.34	0.00000	68.40	95.53	0.00000	68.73	97.79	0.00000	68.83	99.68	0.00000	68.43
September	84.62	0.00000	73.82	92.00	0.00000	62.25	96.31	0.00000	70.35	97.95	0.00000	70.14	99.97	0.00000	69.42
October	86.23	0.00000	82.06	91.72	0.00000	65.13	96.03	0.00000	70.55	98.07	0.00000	68.90	100.32	0.00000	66.18
November	86.20	0.00000	86.34	92.60	0.00000	67.00	96.48	0.00000	70.28	97.87	0.00000	69.43	100.63	0.00000	67.12
December	85.72	0.00000	86.81	93.35	0.00000	65.96	96.76	0.00000	71.61	97.95	0.00000	70.49	100.96	0.00000	67.39

* Defeasance occurred on July 2, 2002.

The Supplemental Redemption Amount per Security for this period would have been $0.096 and the aggregate value of the Coupon Payments would have been $0.41365.  The total return on your investment per Security for this five-year period would have been equal to 5.10% of the principal amount.

December 2007	Page 24

S&P 500® Index - Protected Buy-Write Securities due December 31, 2012 Based on the
Performance of the 2007-5 Dynamic Reference Index

	2002			2003			2004			2005			2006
Five Year Period Beginning January 1, 2002	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference IndexLevel	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price	Reference Index Level	Monthly Coupon	Equity Component Price
January	93.87	0.07376	96.78	89.80	0.00000	74.60	93.81	0.00000	83.16	94.49	0.00000	79.56	96.65	0.00000	79.15
February	92.51	0.05028	94.78	90.85	0.00000	70.16	93.99	0.00000	83.47	94.30	0.00000	80.70	96.80	0.00000	80.27
March	93.93	0.05662	97.70	90.15	0.00000	74.09	95.01	0.00000	80.95	94.18	0.00000	79.89	97.18	0.00000	81.07
April	91.92	0.04938	94.28	91.15	0.00000	73.93	93.87	0.00000	82.48	94.71	0.00000	76.78	97.53	0.00000	81.32
May	90.59	0.03621	92.76	93.42	0.00000	76.41	92.69	0.00000	79.48	94.93	0.00000	78.79	97.89	0.00000	78.61
June	87.40	0.02351	82.88	94.06	0.00000	78.58	92.63	0.00000	81.24	95.17	0.00000	79.58	98.18	0.00000	77.64
July	85.44	0.00000	71.04	92.67	0.00000	78.40	93.67	0.00000	78.85	95.23	0.00000	80.30	98.70	0.00000	76.96
August	86.95	0.00000	76.84	91.24	0.00000	78.21	94.30	0.00000	78.62	95.38	0.00000	79.80	99.14	0.00000	78.82
September	88.25	0.00000	69.92	92.50	0.00000	80.45	94.51	0.00000	80.08	95.78	0.00000	80.91	99.55	0.00000	79.87
October	87.52	0.00000	73.15	92.03	0.00000	80.70	94.78	0.00000	78.67	95.77	0.00000	77.14	100.08	0.00000	80.90
November	88.65	0.00000	75.27	92.72	0.00000	80.37	94.25	0.00000	80.29	95.90	0.00000	78.69	100.49	0.00000	81.71
December	89.48	0.00000	74.10	93.06	0.00000	82.25	94.37	0.00000	81.33	96.24	0.00000	79.47	100.91	0.00000	82.52

*Defeasance occurred on September 24, 2002.

The Supplemental Redemption Amount per Security for this period would have been $0.091 and the aggregate value of the Coupon Payments would have been $0.28976.  The total return on your investment per Security for this five-year period would have been equal to 3.81% of the principal amount.

December 2007	Page 25

S&P 500® Index - Protected Buy-Write Securities due December 31, 2012 Based on the
Performance of the 2007-5 Dynamic Reference Index

S&P 500® Index

The S&P 500 Index, which is calculated, maintained and published by Standard & Poor’s Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500 Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500 Index, see the information set forth under “Description of Securities—S&P 500® Index” in the accompanying preliminary pricing supplement.

License Agreement between Standard & Poor’s® Corporation and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  See “Description of Securities—License Agreement between Standard & Poor’s® Corporation and Morgan Stanley” in the accompanying preliminary pricing supplement.

Historical Information on the S&P 500 Index

The following table presents the published high, low and end-of-quarter closing values of the S&P 500 Index for each quarter in the period from January 1, 2002 through November 19, 2007.  The closing value of the S&P 500 Index on November 19, 2007 was 1,433.27.  The Issuer obtained the closing values of the S&P 500 Index below from Bloomberg Financial Markets, without independent verification.  You should not take the historical values of the S&P 500 Index as an indication of future performance.

	High	Low	Period End
2002
First Quarter	1,172.51	1,080.17	1,147.39
Second Quarter	1,146.54	973.53	989.82
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter (through November 19, 2007)	1,565.15	1,433.27	1,433.27

December 2007	Page 26